Exhibit 10.14

FIRST AMENDED AT WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT, NONCOMPETITION AND ARBITRATION AGREEMENT

THIS FIRST AMENDED AT WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT, NONCOMPETITION AND ARBITRATION AGREEMENT (the “First Amended Agreement”) is made as of this 29th day of July 2005, between RASER TECHNOLOGIES, INC. (“Company”) and William Dwyer, (“Employee”).

RECITALS

WHEREAS, Company and Employee entered into a certain At Will Employment, Confidential Information, Invention Assignment, Noncompetition and Arbitration Agreement (the “Agreement”) on July 8, 2004, that the parties now desire to mutually amend in this First Amended Agreement as set forth below;

WHEREAS, Employee and Company desire to further delay the vesting of certain shares until the earlier of a Secondary Public Offering, as defined below, or February 1, 2006; and

WHERAS, Employee has consented to be bound by a Non-Compete Agreement with Company;

NOW, THEREFORE, in view of the foregoing recitals which are incorporated as a part of this First Amended Agreement, and in consideration of the terms and conditions of this First Amended Agreement, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

6.	Paragraph 10 of the Agreement is amended as follows:

Subject to Paragraph 2 below, from the date of this Amended Agreement all shares to be issued to Employee under the Agreement shall be modified from an issuance of Restricted Shares outside of the Company’s 2004 Long-Term Stock Incentive Plan, to an issuance of Registered Shares within the Company’s 2004 Long-Term Stock Incentive Plan as pre-approved by the Compensation Committee of the Board of Directors. For so long as Employee remains an officer of the Company, without limitation, all common shares granted to Employee shall continue to be subject to rules and regulations affecting officers of public companies with respect to common share ownership.

7.	Paragraph 2 of the Agreement is amended as follows:

Paragraph 2 of the Agreement is amended to delay vesting of 100,000 shares that would issue on August 1, 2005, as follows, 25,000 restricted shares to issue on August 17, 2005, 75,000 registered shares that would issue on August 1, 2005, under the Agreement, to the earlier of February 1, 2006 or immediately prior to the closing of an offer to sell common shares in a Secondary Public Offering. A Secondary Public Offering is defined as a public offering to sell common shares of Company (“Secondary Public Offering”).

8.

If a Secondary Public Offering is closed, Employee will be offered a minimum right to sell 100,000 common shares in the Secondary Public Offering. If the Secondary Public Offering is not consummated prior to February 1, 2006, Company shall issue Net Shares to Employee. Issuance of Net Shares is defined as issuance of common shares of the Company to the Employee, less the common shares, the value of which is equivalent to the withholding and payroll taxes that

Employee would otherwise be required to pay upon the receipt of the grant if not for the issuance of Net Shares.

9.	In consideration of the rights and privileges granted to Employee in this Amended Agreement, Employee shall enter into a Non-Compete Agreement attached hereto as Exhibit A.

10.	All other provisions of the Agreement shall remain in full force and effect. To the extent any provisions of the Agreement conflict with the provisions of this First Amended Agreement, this First Amended Agreement shall govern.

IN WITNESS WHEREOF, Company and Employee have executed this First Amended Agreement effective as of the date first set forth above.

COMPANY:		EMPLOYEE:

RASER TECHNOLOGIES, INC.

By	/s/ Brent M. Cook	By	/s/ William Dwyer

Its: Chief Executive Officer		William Dwyer

EXHIBIT A

NON-DISCLOSURE AND NON-COMPETE AGREEMENT

THIS NON-DISCLOSURE AND NON-COMPETE AGREEMENT (the “Agreement”), is effective as of the 29th day of July, 2005, by and between RASER TECHNOLOGIES OPERATING COMPANY, INC. and RASER TEHCNOLOGIES, INC. (herein collectively referred to as “Company”) and William Dwyer, (herein “Employee”).

RECITALS

WHEREAS, Company is presently engaged in the business of research and development, licensing, sales and representation of its own products primarily, without limitation, in the electric machine industry, and Company is continually looking to expand its business into new or related areas;

WHEREAS, Company has collected and developed and established an extensive list of customers, vendors and suppliers, and has developed technical specifications, patented or patent-pending technology, methods, molds and other information relating to the electric machine business, (or other technologies as Company may research and develop) and keeps at its place of business other various and sensitive types of information, including technical and personnel information, cost information, and other information about Company’s business and its markets (herein collectively referred to as the “Protected Information”);

WHEREAS, Company has established the use of the trade names “Symetron”, “FLEXON™” “Raser” in connection with the products it distributes and desires to protect such names and other trademarks or trade names as the Company uses, whether registered or unregistered with the United States Patent and Trademark Office;

WHEREAS, great damage and loss will be suffered and sustained by Company if, during the term of employment or upon termination thereof, Employee, either for Employee or on behalf of any other person, partnership, association, firm or corporation by whom Employee may be subsequently employed or associated, should solicit or offer service to or accept employment from any competitor of Company, or use any of the Protected Information or any other confidential information to provide service for or attract business from such customers or former customers or if Protected Information is disclosed to suppliers, vendors and competitors;

WHEREAS, Employee acknowledges that Employee has benefited from the information provided by Company or developed at the expense of Company through Employee’s employment or otherwise;

WHEREAS, Employee may have certain inventions, patents or technology that Employee may have created prior to employment with Company that Employee desires to keep separate and distinct from Employee’s employment with Company; and

WHEREAS, Employee represents that Employee has sufficient other employment opportunities that use of Protected Information or confidential information is not necessary for Employee’s livelihood.

NOW, THEREFORE, in view of the foregoing recitals and in consideration of Employee’s employment by Company, and the promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

COVENANT NOT TO DISCLOSE

During the period of employment with Company and at all times thereafter, regardless of the basis for termination, Employee covenants and agrees that Employee will not disclose, divulge or communicate to any person or entity, for any purpose or reason whatsoever, any confidential information or trade secrets of Company, including without limitation, the Protected Information, and other technical data. Employee shall not, after termination of employment with Company, retain any copies of the Protected Information or other confidential information and shall either destroy any such information or return it to Company.

ARTICLE II

COVENANTS NOT TO COMPETE

2.1 No Competition. During the period of employment with Company and for a period of one year thereafter, Employee agrees that within the geographical area of the 50 states of the United States of America, Employee will not directly or indirectly engage in, assist, perform services for, establish or open, or have any material interest in (10% or more) any firm, or entity (whether as an employee, officer, director, agent, consultant or otherwise) that engages in any activity which is directly competitive with the business of Company, including any sales, research, development, or marketing, where Company, at the time of Employee’s termination, was engaged in the sales, research, development, or marketing and/or providing of directly competitive services and/or products.

This covenant shall not be construed as restricting Employee’s right to own or hold shares in any company or business entity wherein Employee’s ownership is not so significant that Employee participates in any way in the management of such business entity and which compete in the manner described above.

2.2 No Contact or Solicitation. Employee covenants and agrees that during the period of employment with Company and for a period of one year thereafter, Employee will not directly or indirectly (whether as an employee, officer, director, agent, consultant or otherwise) contact or solicit from any customer or former customers of Company nor any other referring sources for customers used by Company, for any purpose which is the same as, similar to or competitive with the business of Company, including any sales, research, development, or marketing, where Company, at the time of Employee’s termination, was engaged in the sales, research, development, or marketing and/or providing of the same or similar services and/or products, regardless of geographical area. Employee will not directly or indirectly induce or attempt to induce any customer, former customer or professional references and referral sources of Company to reduce the level of business with or to cease or refrain from doing business with Company, or in any way to interfere or attempt to interfere with business or professional relationships between Company, its affiliates and any such persons.

2.3 No Services for Customers. Employee covenants and agrees that during the period of employment with Company and for a period of one year thereafter, Employee will not directly or indirectly (whether as an employee, officer, director, agent, consultant or otherwise) become employed with, provide services for, or consult with any customer or former customer of Company or family members of such customer or with any professional referral source of Company, where the purpose of such employment, services or consultation is to provide services or sales which are directly competitive with the services of Company by Employee to such customer or former customer; nor will Employee otherwise engage in the providing of services which are competitive with Company to any customer or former customer of Company.

2.4 No Solicitation of Employees. Employee covenants and agrees that during the period of employment with Company and for a period of one year thereafter, Employee will not directly or indirectly (whether as an employee, officer, director, agent, consultant or otherwise) induce or attempt to induce, proselyte, or hire for any purpose any of the employees or agents of Company, and shall not attempt to alienate any such persons from Company, or otherwise attempt to interfere with the relationship between Company and any such persons.

ARTICLE III

DELETED IN ORIGINAL

ARTICLE IV

BREACH

The parties hereto recognize that irreparable injury will result to Company, its business and property in the event of a breach of this Agreement by Employee, and that this Agreement is an inducement to Company to hire or to retain the services of Employee. It is hereby agreed that in the event of breach, Company shall be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation thereof by Employee, Employee’s partners, agents, employers, and employees, and all other persons acting for or in concert with Employee. No action hereunder by Company shall constitute an election by Company to forego other remedies and Company shall have the right to assert other claims and remedies, including all other remedies available at equity or law.

In the event of termination of Employee’s employment for any cause whatsoever, and in the event of the restraint of Employee’s activities pursuant to the remedies granted herein, Employee’s experiences and capabilities are such that Employee represents that Employee can obtain employment in the business engaged in other lines and/or of a different nature or in other geographic areas, and that the enforcement of a remedy by way of injunction will not prevent Employee from earning a livelihood.

ARTICLE V

MISCELLANEOUS PROVISIONS

5.1 Governing Law. This Agreement shall be governed by the laws of the State of Utah in all respects.

5.2 Entire Agreement. This Agreement sets forth the entire agreement among the parties and supersedes all prior agreements whether written or oral.

5.3 Litigation Expenses. If any action, suit or proceeding is brought by a party hereto with respect to a matter or matters covered by this Agreement, all costs and expenses of the substantially prevailing party to such proceeding, including reasonable attorney fees, shall be paid by the non-prevailing party.

5.4 Severability. The invalidity or unenforceability of any provision of this Agreement shall not invalidate or affect the remainder which shall continue to govern the relative rights and duties of the parties as though the invalid or unenforceable provision were not a part hereof. It is acknowledged that each and every covenant provided herein is a separate and distinct covenant.

5.5 Headings. The headings of articles and sections used in this Agreement are for convenience only and are not part of its operative language.

IN WITNESS WHEREOF, The parties have executed this Agreement on the day and year first above written.

EMPLOYER:

RASER TECHNOLOGIES, INC.

By:	/s/ Brent M. Cook

Its: Chief Executive Officer

EMPLOYEE:

By:	/s/ William Dwyer

Print Name: William Dwyer